Exhibit 107

Calculation of Filing Fee Tables

          S-1   Amendment No. 1
(Form Type)

          Dalrada Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock underlying conversion of Convertible Notes (as hereinafter defined) (1)	457(c)	14,192,000 (3)	$0.565	$8,018,480	$.0000927	$743.32
	Equity	Common Stock underlying Warrants (as hereinafter defined) (2)	457(c)	983,499 (4)	$0.565	$555,677	$.0000927	$51.51

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$794.83
	Total Fees Previously Paid							$784.77

	Net Fee Due							$10.06

(1)	Shares of Common Stock underlying Convertible Notes as descripted in the prospectus
(2)	Shares of Common Stock underlying Warrants as descripted in the prospectus.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of shares of common stock on the OTCQB on March 2, 2022.
(4)	Fee being paid with the filing of this registration statement is calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0000927